NEWS	Fonar Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 13485 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR BOARD OF DIRECTORS APPOINTS INDEPENDENT DIRECTOR

MELVILLE, NEW YORK, July 2. 2025 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning, today announced that on July 2, 2025, its board of directors appointed Mr. Robert M. Carrino as an independent director of the Company’s board of directors. This appointment fills a vacancy on the board left by Ms. Claudette J.V. Chan, who recently retired from her position. The Company is very grateful for Ms. Chan’s years of service and loyalty to FONAR.

Timothy Damadian, chairman and CEO of FONAR said, “Our primary source of income and growth is attributable to our diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners; today it manages 44 MRI in New York and Florida that collectively complete over 200,000 MRI scans per year. We are proud of the success of HMCA and are committed to see it grow for years to come.”

Mr. Damadian continued, “Mr. Carrino’s extensive public accounting experience will be a tremendous asset to our organization. His nine years at CFGI, the leading global independent accounting and business advisory firm, which provides consulting services for various industries, including healthcare, will be helpful to us as we take initiatives to improve our business. His accounting expertise will be an invaluable resource as FONAR is transitioning into accelerated filer status. We are very fortunate to have Mr. Carrino on FONAR’s board of directors and we look forward to working with him.”

Mr. Carrino is a partner at CFGI, LLC in New York City, where he leads the firm’s SPAC practice. He provides complex accounting and consulting services to both public and private companies. Prior to joining CFGI, Mr. Carrino was an audit manager at KPMG, LLP’s Metro New York Long Island Office. Mr. Carrino, a Certified Public Accountant, earned the degree of Bachelor of Science in Business Administration with a concentration in accounting from Western New England University.

#

About FONAR

FONAR, The Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI Company in the industry. FONAR went public in 1981 (Nasdaq:FONR). FONAR sold the world’s first commercial MRI to Ronald J. Ross, MD, Cleveland, Ohio. It was installed in 1980. Dr. Ross and his team began the world’s first clinical MRI trials in January 1981. The results were reported in the June 1981 edition of Radiology/Nuclear Medicine Magazine and the April 1982 peer-reviewed article in the Journal Radiology. The technique used for obtaining T1 and T2 values was the FONAR technique (Field fOcusing Nuclear mAgnetic Resonance), not the back projection technique. www.fonar.com/innovations-timeline.html.

FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® Multi-Position™ MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

#

UPRIGHT®, and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™, MultiPosition™, UPRIGHT RADIOLOGY™, pMRI™, CFS Videography™, Dynamic™ and The Proof is in the Picture™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.